Exhibit 10.8

DATED JUNE 18, 2012

GFI SOFTWARE LIMITED

PAUL GOODRIDGE

SERVICE AGREEMENT

London

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	THE APPOINTMENT	3

3.	PERIOD OF APPOINTMENT	4

4.	DUTIES OF THE EXECUTIVE	4

5.	REMUNERATION AND BENEFITS	6

6.	EXPENSES	6

7.	OTHER INTERESTS	7

8.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION	7

9.	INTELLECTUAL PROPERTY RIGHTS	8

10.	TERMINATION, SUSPENSION, EXCLUSION FROM WORKPLACE & PAYMENT IN LIEU OF NOTICE	10

11.	EVENTS UPON TERMINATION OR SUSPENSION	12

12.	NON-COMPETITION RESTRICTIONS AFTER TERMINATION	13

13.	PROVISIONS ON TAKE-OVER OF THE COMPANY OR UPON RECONSTRUCTION AND AMALGAMATION	17

14.	GARDEN LEAVE	18

15.	GENERAL	19

16.	GOVERNING LAW	20

17.	NOTICES	20

18.	EMPLOYMENT RIGHTS ACT	21

19.	COUNTERPARTS	1

THE SCHEDULE		2

1

THIS AGREEMENT is made the 18th day of June, 2012

BETWEEN:

(1)                                  GFI SOFTWARE LIMITED, a private company incorporated in England (with registered number 04126587) and having its registered office at Magna House, 18-32 London Road, Staines, Middlesex TW18 4BP (the “Company”); and

(2)                                  PAUL GOODRIDGE of 16 Woollards Lane, Great Shelford, Cambridge, CB22 5LZ (the “Executive”).

BACKGROUND

The Company wishes to employ the Executive on the terms and conditions contained in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                              In this Agreement, unless otherwise specified or the context otherwise requires, the following definitions shall apply:-

“the Appointment” means the employment of the Executive in accordance with Clause 2.1;

“the Board” means the board of directors of GFI Software S.a r.l. from time to time and includes a properly constituted committee thereof;

“Compensation Committee” means the compensation committee of GFI Software S.a r.l;

“Confidential Information” means any and all of:-

(i)                                     the trade secrets, methods or know-how of each Group Company;

(ii)                                  marketing strategies and plans, pricing strategies, discount rates and sales figures, customer lists and details of contracts with or requirements of customers and negotiations with customers or suppliers, lists of suppliers and rates of charge of each Group Company;

(iii)                               information concerning any IPR the subject of Clause 9;

(iv)                              any category of information or particular information of any Group Company in respect of which GFI has given written notice (at any time prior to the termination of the Appointment)

to the Executive that the category of information or particular information is confidential;

(v)                                 any information which any Group Company has obtained from a third party on terms restricting its disclosure or use;

(vi)                              any information which is from time to time price-sensitive information (as that phrase is defined in Part V of the Criminal Justice Act 1993) in relation to GFI;

“Confidential Records” means any Records relating to any matter within the scope of the business of any Group Company or concerning any of the dealings or affairs of any such company whether made by the Executive or otherwise falling within his possession and/or control in the course of the Appointment including Records containing Confidential Information;

“Connected Person” means a person who is connected with the Executive under section 252 of the Companies Act 2006;

“Garden Leave” means any period during which the Company has exercised its rights under Clause 14;

“GFI” or “the Group” means GFI Software S.a r.l. and all of its subsidiaries from time to time, including the Company, and any holding company and subsidiary undertakings from time to time of GFI Software S.a r.l. and any subsidiary or subsidiary undertaking of such holding company and “Group Company” shall be construed accordingly;

“GFI IPR” means all IPR Materials and IPR made, created, originated, written, designed or developed by the Executive (whether alone or with others) during the course of carrying out his duties for GFI (whether or not so made, created, originated, written, designed or developed during normal working hours and/or using GFI property or facilities);

“IPR” means all patents, registered trade marks, registered designs, copyright, neighbouring rights, design rights, topography rights, database rights, utility model rights, rights in the nature of copyright, rights in trade names, unregistered trade marks, business and company names and domain names, together with applications for any of the foregoing and the right to apply for any of the foregoing, rights in know-how, rights in proprietary and confidential information, rights in inventions and all other industrial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world;

“IPR Materials” inventions, concepts, discoveries and ideas, processes, procedures, methods, techniques, written works, databases, designs, drawings, computer programs and codes, and all other information and documentation and other similar and analogous items in respect of which, in any case, IPR subsists (or is capable of subsisting);

“Records” means any documents, correspondence, notes, memoranda, tape recordings, films, photographs, plans, drawings, discs, tapes or any other form of record in any medium;

“the Relevant Date” means June 19, 2012;

“the Salary” means the salary payable to the Executive from time to time in terms of the Schedule.

1.2.                              Words and expressions defined in the Companies Act 2006 shall bear the same meanings in this Agreement.

1.3.                              Unless the context otherwise requires the masculine gender shall be deemed to include the feminine and neuter and the singular number shall be deemed to include the plural and vice versa and words importing the whole shall be treated as including reference to any part.

1.4.                              The headings and the contents page in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

1.5.                              References in this Agreement to any statute or statutory provision shall include such provision and any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.6.                              References in this Agreement to persons shall include references to firms, corporations or unincorporated associations.

1.7.                              References to Clauses and the Schedule are to the clauses of and the schedule attached to this Agreement.

1.8.                              The Schedule shall be deemed to form part of and be construed as one with this Agreement.

1.9.                              References to time shall be to the time in London, United Kingdom.

2.                                      THE APPOINTMENT

2.1.                              The Company hereby appoints the Executive with effect from the Relevant Date and the Executive hereby accepts and confirms his appointment and agrees to act as Chief Financial Officer of GFI.

2.2.                              The Company may require the Executive to act as a director (either executive or non-executive) of such other companies within the Group as the Board may from time to time require and the Executive hereby agrees to accept any such appointment; provided always that the Company shall have the right at any time and from time to time to cancel any such engagement in which case the Executive shall cooperate with the Company in executing letters of resignation from such engagements in such form as the Board shall require.

3.                                      PERIOD OF APPOINTMENT

3.1                                 Notwithstanding the date of this Agreement, the Appointment shall commence on the Relevant Date and (subject to earlier termination under Clause 10 below) shall continue until:

3.1.1.                     the expiry of at least 6 months’ prior written notice of termination given by the Company to the Executive; or

3.1.2.                     the expiry of at least 6 months’ prior written notice of termination given by the Executive to the Company.

4.                                      DUTIES OF THE EXECUTIVE

4.1.                              During the Appointment the Executive shall:

4.1.1.                     (unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board) during normal business hours devote the whole of his time, attention and skill to the duties of his office, shall faithfully, efficiently, competently and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him, shall obey all lawful directions given to him by, or under the authority of, the Board (including all Group policies applicable to staff generally) and shall use his best endeavours to promote and extend the business of the Group and to protect and further the interests and reputation of the Group;

4.1.2.                     at all times keep the Board or a person duly authorised by the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Group;

4.1.3.                     conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside normal working hours;

4.1.4.                     if and so long as he is required by the Board to act as a director (either executive or non-executive) of, or carry out duties on behalf of, any Group Company in terms of Clause 2.2, carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company in terms of this Agreement;

4.1.5.                     for the purposes of the Appointment be based at Cambridge, UK or in such other places in the United Kingdom or, subject to Clause 4.1.7 elsewhere as the Board may require from time to time (acting reasonably and giving reasonable notice of any necessary changes of workplace);

4.1.6.                     undertake any travel throughout and outside the United Kingdom and shall stay at such place or places in or, subject to Clause 4.1.7, outside the United Kingdom for such periods as the Board may, acting reasonably, require as being necessary or expedient for the proper performance of the Executive’s duties;

4.1.7.                     not be required (without his consent) to reside outside the United Kingdom for a period of more than one calendar month at a time;

4.1.8.                     not (except with the Board’s prior consent in writing) accept any office or appointment which may impinge materially on the time necessary or desirable to enable the Executive to perform his duties hereunder or otherwise adversely affect his ability so to do;

4.1.9.                     promptly declare, so far as he is aware, the nature of any interest he may have, whether direct or indirect, in any contract, arrangement or transaction or proposed contract, arrangement or transaction to be entered into by the Company (or by any other Group Company);

4.1.10.               comply at all times with the Group’s staff policies from time to time with regard to (i) the use of personal data and data protection, (ii) the use of email systems and (iii) the use of the internet;  failure to so comply shall constitute conduct justifying disciplinary action being taken by the Company against the Executive;  and

4.1.11.               comply, where relevant, with securities laws and regulations applicable to GFI.

4.2.                              The Executive hereby further agrees with the Company on its own behalf and on behalf of all Group Companies that:

4.2.1.                     the Company shall be entitled from time to time without any further consent and/or additional remuneration (but without prejudice to the Executive’s rights under this Agreement) to require him to perform services and/or carry out duties for any Group Company and/or second him to the employment of any Group Company; and

4.2.2.                     the obligations and duties to the Company accepted by the Executive in terms of this Agreement (including any obligations following termination of the Appointment) shall also be owed by him to any Group Company for which he performs services and/or carries out duties and/or to which he is seconded in terms hereof during the course of the Appointment.

4.3.                              The Executive hereby agrees that the limit on working hours in Regulation 4(1) of the Working Time Regulations 1998 shall not apply to his employment with the Company (the “Opt-Out”).  The Executive may, however, terminate the Opt-Out at any time by giving the Company three months’ prior written notice to that effect.

5.                                      REMUNERATION AND BENEFITS

The remuneration and benefits payable to the Executive during the continuance of the Appointment shall be as set out in the Schedule.

6.                                      EXPENSES

6.1.                              The Company shall reimburse the Executive (against receipts or such other appropriate evidence as may reasonably be required) the amount of all out-of-pocket expenses reasonably and properly incurred by him in connection with the performance of his duties under the Appointment including, without limitation, expenses of entertainment, subsistence and travelling.

6.2.                              If the Company issues (or has issued) the Executive with a company sponsored credit or charge card, such card shall be used solely for expenses reimbursable under Clause 6.1.  The Company reserves the right, at its sole discretion, to withdraw the use of any such credit or charge card at any time and the Executive shall promptly return any such credit or charge card to the Company when so requested so to do and in any event forthwith on termination of the Appointment.

7.                                      OTHER INTERESTS

7.1.                              The Executive shall disclose to the Board any interest of his own (or of any Connected Person):-

7.1.1.                     in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

7.1.2.                     in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation may be conducted for profit or gain.

7.2.                              During the continuance of the Appointment the Executive shall not, subject to Clause 7.3 or without the prior consent of the Board, either solely or jointly or in partnership or association with or as a director, manager, consultant, agent, employee or representative of or for any other person, firm, corporation or other undertaking, be directly or indirectly engaged or concerned or interested in any other business whether or not such business is wholly or partly in competition with any business carried on by the Company or any other Group Company;

7.3.                              Clause 7.2 shall not preclude the Executive (together with any Connected Person) from holding any shares or loan capital (not exceeding 3% of the shares or loan capital of the class concerned for the time being issued) in any company whose shares are listed or dealt in on a Recognised Investment Exchange as that term is defined by section 285 of the Financial Services and Markets Act 2000 (provided always that if such company is a direct business competitor of the Company or any Group Company the Executive shall obtain the prior consent of the Board to the acquisition, disposal or variation of such holding).

8.                                      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

8.1.                              The Executive’s attention is expressly drawn to the meaning of “Confidential Information” and “Records” set out in Clause 1.1 above for the purpose of this Clause 8.

8.2.                              The Executive shall not directly or indirectly divulge or communicate any Confidential Information to any person other than:-

8.2.1.                     to those of the officials and employees of GFI whose province it is to know the same; or

8.2.2.                     with the prior written authority of the Board; or

8.2.3.                     as required by law (other than by reason of a contractual obligation); or

8.2.4.                     to the extent that such disclosure or communication is necessary for the proper performance of the Executive’s duties hereunder;

nor shall he make use of (other than for the purposes of properly performing his duties hereunder) any Confidential Information and the Executive shall use his best endeavours to prevent the publication or disclosure of the Confidential Information or any part thereof.  This restriction shall continue to apply after the termination of the Appointment.

8.3.                              The Executive shall not during the continuance of this Agreement (otherwise than for the benefit of GFI) make any Records relating to any matter within the scope of the business of GFI or concerning any of the dealings or affairs of any Group Company.

8.4.                              The restrictions contained in this Clause 8 shall cease to apply to any Confidential Information which may (otherwise than by reason of the default of the Executive) become available to the public generally or were known to the Executive prior to the Commencement of the Appointment and prior to his appointment as a board member of GFI.

9.                                      INTELLECTUAL PROPERTY RIGHTS

9.1.                              The Executive acknowledges that all GFI IPR shall, from that first being so made, created, originated, written, designed or developed belong to and vest in the Company solely and absolutely, to the fullest extent permitted by law.  To the extent that any of the GFI IPR do not vest in the Company absolutely, the Executive undertakes to hold such in trust for the benefit of the Company until the same are vested absolutely in the Company.

9.2.                              The Executive undertakes:

9.2.1.                     to notify and disclose to the Company, in writing, full details of all GFI IPR, forthwith on creation and to give to the Company all such explanations and demonstrations as the Company may reasonably request, to enable it to understand, use, produce and protect such GFI IPR;

9.2.2.                     to promptly, whenever requested by the Board and in any event upon the determination of his employment with the Company, to deliver up to the Company all correspondence, documents, papers and records on whatever media held, and whether electronic, paper based or otherwise, recording or relating to the GFI IPR which are in his possession, custody or control;

9.2.3.                     not to apply to register any IPR forming part of the GFI IPR unless requested by the Board to do so; and

9.2.4.                     to keep confidential all GFI IPR unless the Board has consented in writing to its disclosure by the Executive or it is in the public domain through no action or default by the Executive.

9.3.                              The Executive acknowledges that, save as provided by law, no further remuneration or compensation, other than that provided to the Executive as an employee of the Company is or may become due to the Executive in respect of the performance of his obligations under this Clause.

9.4.                              The Executive acknowledges that any agreement between him and the Company which varies the parties’ ownership rights in GFI IPR as set out herein, must be in writing signed by the Executive and the Company.

9.5.                              The Executive agrees, at the Company’s expense, both during and after the term of his employment with the Company, to render all reasonable assistance to the Company and to do or procure the doing of all such acts and things, and to execute or procure the execution of all such applications, deeds, documents, forms, assignments and authorisations and to depone to or swear such declarations or oaths, as may be requested by the Company, or required by any competent authority (a) to fully vest in the Company (or the Company’s nominee), the GFI IPR; (b) to enable the Company (or the Company’s nominee) to apply for, register, renew and maintain patents and registered designs and any other registerable rights for any GFI IPR with any competent authority in any jurisdiction; (c) to otherwise allow the Company (or the Company’s nominee) to protect and maintain the GFI IPR; and (d) to enable the Company (or the Company’s nominee) to pursue infringement claims against third parties or to defend claims by third parties, in each case in relation to GFI IPR.  The Executive irrevocably designates and appoints each director of the Company as his agent and attorney to do such acts and things and execute all such deeds and documents as he is obliged to do or execute hereunder.  The Executive acknowledges in favour of a third party that a certificate in writing signed by any director of the Company that any investment or act falls within the authority conjoined by the foregoing shall be conclusive evidence that such is the case.

9.6.                              To the extent that any IPR or IPR Materials (other than inventions and patents) made, created, originated, written, designed or developed by the Executive at any time during the period of the Executive’s employment with the Company does not belong to the Company, to the fullest extent permitted by law, the Executive assigns to the Company by way of present assignment of future rights, his whole right, title and interest in all such IPR (other than inventions and patents).  This assignment shall not apply to IPR Materials or IPR; (a) conceived and written wholly outside the Executive’s duties with the Company; (b) wholly unconnected with his duties and the Company’s business; and (c) conceived and written without using any Company property or facilities.

9.7.                              If, by law or the terms of this Agreement, any IPR Materials and IPR relating thereto made, created, originated, written, designed or developed by the Executive during the period when he is employed by the Company do not, or are not permitted to, vest absolutely in or belong to the Company, the Executive agrees immediately upon the same coming into existence to offer to the Company in writing a right of first refusal to acquire the same on arm’s length terms to be agreed between the parties and in the absence of agreement within 30 days of such offer, to be decided by an arbitrator to be appointed by the President of the Law Society of England (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties.

9.8.                              The Executive hereby irrevocably and unconditionally waives all his present and future moral rights, if any, in or relating to any GFI IPR including those rights arising pursuant to Chapter IV of the Copyright, Designs and Patents Act 1988, or any similar legislation in any country.

9.9.                              All rights and obligations under this Clause shall continue in full force and effect after the termination of the Executive’s employment and shall be binding on the Executive’s personal representatives.

9.10.                        Nothing in this Clause 9 shall prejudice the rights of the Executive as contained in sections 39 to 43 of the Patents Act 1977.

10.                               TERMINATION, SUSPENSION, EXCLUSION FROM WORKPLACE & PAYMENT IN LIEU OF NOTICE

10.1.                        Notwithstanding the provisions of Clause 3 and without in any way limiting any rights of the Company, the Company shall be entitled, but not bound, to terminate the Appointment with immediate effect or on the expiry of such period of notice as the Board, at its discretion, may consider appropriate, by giving to the Executive written notice to that effect at any time after the happening of any one or more of the following events:-

10.1.1.               in the event that the Executive is incapacitated by reason of ill-health or accident from performing his duties hereunder and shall have been so incapacitated for a total period of not less than fifty two weeks (whether working days or not and whether consecutive or not);

10.1.2.               if the Executive shall have committed any serious or material breach (whether by one or several acts or omissions) of his obligations hereunder or repeated or continued any breach of his obligations hereunder after he has at any time received a written warning from the Board, or shall have been guilty of conduct tending to bring him or GFI into serious disrepute, or shall have been guilty of serious or persistent misconduct (whether or not referable to or in connection with his employment) or shall be found in the reasonable opinion of the Board to have been grossly negligent in the performance of his duties hereunder;

10.1.3.               if the Executive shall have been found guilty of any serious criminal offence or any criminal offence involving the dishonesty or affecting the credibility of the Executive or which adversely affects or is likely to adversely affect to a material extent the interests of GFI;

10.1.4.               if the Executive shall have become of unsound mind, or shall have become bankrupt, insolvent, petitioned for a bankruptcy order or have a bankruptcy order made against himor if he shall have compounded with or granted a trust deed for the benefit of his creditors (or their respective equivalents in England and Wales or in any other jurisdiction) or if a curator bonis (or the equivalent in any other jurisdiction) shall have been appointed to manage his affairs;

10.1.5.               if the Executive is in breach of securities laws and the rules of any regulatory body applicable to GFI;

10.1.6.               if the Executive is disqualified from holding office as a director of any company in the Group by reason of any order under the Companies Act 2006 or by reason of any provisions of the Insolvency Act 1986 or the Company Directors Disqualification Act 1986; and

10.1.7.               for any other reason justifying summary dismissal at law,

provided that, for the avoidance of doubt but without prejudice to its generality, for the purposes of this Agreement the phrase “serious or material breach” shall include (but shall not be restricted to):-

(a)                                  a breach of any sub-Clause of Clause 4 (Duties of Executive);

(b)                                 a breach of any sub-Clause of Clause 8 (Non-Disclosure of Confidential Information); and

(c)                                  a breach of any sub-Clause of Clause 7 (Other Interests);

provided further that, for the avoidance of doubt, it is a material condition of this Agreement and of the essence to the Company that none of such circumstances as are specified in Clauses 10.1.1 to 10.1.7 (inclusive) shall occur in relation to the Executive and that any breach of that condition shall entitle the Company to treat this Agreement as being materially breached and repudiated by the Executive.

10.2.                        Without prejudice to the Company’s rights under Clause 14, if the Company, acting reasonably, believes that it may have a right to terminate the Appointment pursuant to Clause 10.1 above, it shall be entitled (without prejudice to its rights subsequently to terminate the Appointment on the same or any other ground) to suspend the Executive on full pay and benefits during the period of any enquiry or investigation into the circumstances giving rise to such belief.

10.3.                        The Company may at any time (whether or not any notice of termination has been given under Clause 3), without prejudice to its rights under Clauses 11 and 12 of this Agreement, terminate the Appointment with immediate effect by giving notice in writing to the Executive on terms that the Company will pay to the Executive, in lieu of notice under Clause 3.1.1 or, where notice has already been given under Clause 3.1.1, in lieu of the remaining period of such notice, a sum equal to his basic salary payable under paragraph 1.1 of the Schedule (subject to Clause 10.4) for the relevant or remaining period of notice and it is expressly agreed and declared that any such termination shall not constitute a repudiation of this Agreement.    The parties hereby acknowledge that the Company shall only be entitled to exercise its rights under this Clause 10.3 by notice in writing to the Executive such notice to refer expressly to this Clause 10.3.

For the avoidance of doubt, in any period after notice has been given in terms of Clause 3 or Clause 10.1 hereof (but before termination of the Appointment), or during any period of suspension in terms of Clause 10.2 hereof or during any period in which the Company exercises its rights under Clause14, the provisions of Clauses 4, 7, 8, 9, 11 and 13 hereof shall continue in full force and effect.

11.                               EVENTS UPON TERMINATION OR SUSPENSION

11.1.                       Upon the termination of the Appointment or, if earlier, at the start of a period of Garden Leave and at the request of the Board (acting reasonably in its sole discretion) during any period of suspension pursuant to Clause 10.2 and/or at any other time after either party has given notice to the other pursuant to Clause 3 or after the Company has given notice to the Executive in the exercise of its discretion in terms of Clause 10.1 hereof:

11.1.1.               the Executive shall deliver forthwith to the Company all Intellectual Property Materials, Confidential Records other materials and property including credit or charge cards, letters, documents, files, films, records, reports, plans, papers and computer discs and all copies thereof used in or relating to the business of GFI as are in the possession, or under the control, of the Executive; and

11.1.2.               tender his written resignation, without claim for compensation, from office as a director of all offices held by him in GFI or otherwise by virtue of the Appointment and the Executive hereby irrevocably appoints any member of the Board from time to time to appoint any person in his name as the Executive’s Attorney to sign any documents or do all things necessary or requisite to give effect thereto on his behalf; provided that such resignation or resignations shall be given and accepted on the basis that it is or they are without prejudice to any claims which the Executive may have against GFI arising out of this Agreement or of the termination of the Appointment.

11.2.                        The Executive shall not after the termination of the Appointment represent himself as being employed by or in any way connected with GFI.

12.                               NON-COMPETITION RESTRICTIONS AFTER TERMINATION

12.1.                        For the purposes of this Clause the following words and expressions shall have the following meanings:-

12.1.1.               “Business” means the businesses of GFI in or with which the Executive has been involved or concerned namely Finance and Accounting at any time during the period of 12 months;

12.1.2.               “Competitive Business” means any business or activity in competition with or similar to the Relevant Goods or Services carried on by GFI at the Termination Date or during the Relevant Period and in particular, but without prejudice to the foregoing generality, competitive business carried out by the following companies or any associated company of such a company or to any person, firm, company or other organisation trading under the same or a similar name to any of the names noted below:

ActiveXperts	N-Able	Level Platforms

Barracuda	Patchlink	McAfee

Captaris	Shavlik Technologies	Kaspersky

Clearswift	Symantec	ESET

eEye	Trend	Panda

EventSentry	WebSense	AVG

Kaseya	Sophos	Avast

whether such company, person, firm or other organisation continues to hold or trade with the same name or a changed name or suffers a change in the person or entity who controls such company, person, firm or organisation;

12.1.3.               “directly or indirectly” means the Executive acting either alone and on the Executive’s own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

12.1.4.               “Key Personnel” means any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom the Executive has had material dealings;

12.1.5.               “Prospective Customer/Client” means any person, firm or company which has been engaged in negotiations with GFI during the period of 6 months prior to the Termination Date, with which the Executive has been personally involved, with a view to purchasing goods and/or services from GFI;

12.1.6.               “Relevant Area” means world-wide;

12.1.7.               “Relevant Customer/Client” means any person, firm or company which at any time during the 12 months prior to the Termination Date was a customer/client of GFI, with whom or which the Executive dealt directly other than in a de minimis way or for whom or which the Executive was responsible on GFI’s behalf at any time during the said period;

12.1.8.               “Relevant Goods and Services” means the business carried on by GFI at the Termination Date and namely the development, provision, sale and support of network and internet security and fax communication software tools or any goods and services competitive with those supplied by GFI at any time during the 12 months prior to the Termination Date in the supply of which the Executive was directly involved or concerned at any time during the said period;

12.1.9.               “Relevant Period” means the period of the Appointment and the period of 9 months from the Termination Date, except that any period of Garden Leave served by the Executive pursuant to Clause 14 shall reduce the Relevant Period accordingly;

12.1.10.         “Relevant Supplier” means any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods or services to us (other than utilities and goods or services supplied for administrative purposes) and with whom or which the Executive had significant personal dealings during the Executive’s Appointment; and

12.1.11.         “Termination Date” means the date on which the Appointment shall terminate.

12.2.                        Without prejudice to Clause 7 (Other Interests) the Executive shall not without the Board’s prior written consent directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which is a Competitive Business or which (a) competes or (b) will at any time during the Relevant Period compete with the Business.  Nothing in this sub clause shall prevent the Executive from being or becoming a Minority Holder provided that the Executive discloses this to the Board.

12.3.                        The Executive shall not without the Board’s prior written consent directly or indirectly at any time within the Relevant Period:-

12.3.1.               solicit the custom of; or

12.3.2.               facilitate the solicitation of; or

12.3.3.               deal with

any Relevant Customer/Client in respect of any Relevant Goods and Services other than in the proper performance of his duties hereunder; or

12.3.4.               solicit the custom of; or

12.3.5.               facilitate the solicitation of; or

12.3.6.               deal with

any Prospective Customer/Client in respect of any Relevant Goods and Services other than in the proper performance of his duties hereunder; or

12.3.7.               interfere; or

12.3.8.               endeavour to interfere

with the continuance of supplies to GFI (or the terms relating to those supplies) by any Relevant Supplier.

12.4.                        The Executive shall not without the Board’s prior written consent directly or indirectly at any time during the Relevant Period:-

12.4.1.               entice away from GFI; or

12.4.2.               endeavour to entice away from GFI

any Key Personnel.

12.5.                        The Executive shall not without the Board’s prior written consent directly or indirectly at any time during the Relevant Period:-

12.5.1.               employ or engage; or

12.5.2.               endeavour to employ or engage

any Key Personnel.

12.6.                        The Executive acknowledges (having taken appropriate legal advice) that the provisions of this Clause are fair, reasonable and necessary to protect the goodwill and interests of the Company (“the Interests”).  Whilst the provisions of this Clause 12 have been framed with a view to ensuring that the Interests are adequately protected taking account of our legitimate expectations of the future development of the business, the Executive acknowledges that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 12 in order to ensure that the Interests remain adequately protected.  The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this Clause 12 in accordance with Clause 12.7 below in order to protect the Interests.

12.7.                        In order to amend the provisions of this Clause 12, the Company shall notify the Executive in writing of why it believes it is necessary to amend Clause 12 and the amendments the Company proposes.  The

Executive shall then have a period of 14 calendar days in which to put forward any objections which the Executive might have to the proposed amendments.  In the event that the Executive does not put forward any such objections, then this Clause 12 shall take effect with the proposed amendments on the expiry of the 14 day period.  In the event that the Executive does put forward objections, the Company shall endeavour to accommodate them and to agree the amendments with the Executive (insofar as they are reasonable and where reasonably possible given the Company’s overriding objective must be to ensure adequate protection of the Interests). No amendments to this Clause 12 shall be made without the Executive’s express written consent.

12.8.                        The Executive acknowledges that the provisions of this Clause 12 shall constitute severable undertakings given to the Company and the said undertakings may be enforced by the Company.

12.9.                        If any of the restrictions or obligations contained in this Clause 12 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

12.10.                  The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause 12 to the attention of any third party who may at any time before or after the termination of the Executive’s Appointment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive intends to work during the Relevant Period.

12.11.                  The Executive shall, at the Board’s request and cost, enter into a direct agreement or undertaking with any other Group Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Board may require in the circumstances.

13.                               PROVISIONS ON TAKE-OVER OF THE COMPANY OR UPON RECONSTRUCTION AND AMALGAMATION

If the Company shall undergo any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) or if a third party acquires or agrees to acquire the whole or substantially the whole of the undertaking and assets of GFI or owns or agrees to acquire not less than 90% of the equity share capital of GFI and the Executive shall be offered employment by the successor or proposed successor to GFI or such third party on terms no less favourable to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept such offer within one month of it being made, then the Company shall be entitled to terminate this Agreement:-

(i)                                     by giving the Executive such notice as required by Clause 3.1.1; or

(ii)                                  forthwith on paying the Executive the sum to which he would be entitled under Clause 3.1.1.

14.                               GARDEN LEAVE

14.1.                        Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, or following any period of suspension in terms of Clause 10.2 hereof, the Board may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.

14.2.                        During any period of Garden Leave:

(i)                                     GFI shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of GFI and GFI shall have the right to suspend the Executive (in whole or in part) from the performance of any duties or obligations hereunder;

(ii)                                  the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive’s home) as the Board may reasonably decide;

(iii)                               the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(iv)                              the Executive shall remain an employee of the Company and bound by the terms of this Agreement;

(v)                                 the Executive shall ensure that the CEO of GFI knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(vi)                              the Company may exclude the Executive from any premises of GFI;

(vii)                           the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of GFI; and

(viii)                        the Executive shall, at the request of the Company, resign without claim for compensation from any office held by him in any Group Company and as trustee of any pension scheme operated by any Group Company.

15.                               GENERAL

15.1.                        Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect on, or, as the case may be, continue in force, after such termination.

15.2.                        The various provisions of this Agreement are severable and if any of such provisions shall, to any extent, be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and each of the provisions of this Agreement shall be valid, legal and enforceable to the fullest extent permitted by law.

15.3.                        No failure on the part of either party to exercise, and no delay on its part in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

15.4.                        This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous contracts of service between the Company (or any company in the Group) and all prior arrangements and understandings between the parties with respect thereto (which shall be deemed to have been terminated by mutual consent as from the Relevant Date) and the Executive acknowledges that he has not entered into this agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement as forming part of the contract of employment of the Executive.

15.5.                        The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any company in the Group or against their respective assets (otherwise than in respect of remuneration and other benefits to which he is entitled accrued due to the date hereof but not yet received).

15.6.                        The Executive hereby warrants and represents to the Company that he shall not, as a consequence of his entering into this Agreement or arrangement made or proposed to be made between any company in the Group and the Executive or of carrying out his duties hereunder, commit any breach of any terms, whether express or implied (whether concerning confidentiality, non-competition or otherwise) of any contract of employment with a previous employer or of any other obligation binding on the Executive, which might result in the Executive being prevented from carrying out his duties hereunder or the Company or any company in the Group becoming subject to any liability.

15.7.                        No variations of this Agreement shall be effective unless made in writing and duly executed by both the Company and the Executive.

15.8.                        For the purposes of Part II of the Employment Rights Act 1996, the Company shall be entitled and authorised (with 14 days written notice to the Executive) at any time during the Executive’s employment to set off and/or make deductions from the Executive’s salary and/or from any other sums due to the Executive from the Company or any company in the Group any amount equal to any overpayment of any kind made to the Executive and/or any amount equal to any debt or other sum due from him to the Company or any company in the Group.

15.9.                        There is no collective agreement in force which affects the terms and conditions of employment of the Executive.

16.                               GOVERNING LAW

16.1.                        This Agreement shall be governed by and construed in accordance with the Law of England.

16.2.                        The parties hereto submit to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or relating to this Agreement and its implementation or effect.

17.                               NOTICES

Any notice hereunder shall be given by either party to the other by personal delivery or by recorded delivery first class mail at, in the case of the Company, its registered office for the time being and, in the case of the Executive, his address last known to the Company.  Any such notice shall in the case of personal delivery be deemed to have been served at the time of delivery and in the case of posting at the expiration of 48 hours after it has been placed in the post and in proving such service by post it shall be sufficient to prove that the envelope containing the same was properly addressed and mailed as a pre-paid recorded delivery first class letter.

18.                               EMPLOYMENT RIGHTS ACT

The information contained herein and in the Schedule attached and executed as relative hereto constitutes a written statement of the terms of the Executive’s employment in compliance with the provisions of the Employment Rights Act 1996.

19.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together constitute the same document.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, and the schedule attached hereto, as follows:

SIGNED for and on behalf of
GFI SOFTWARE LIMITED

/s/ Walter F. Scott III
Director
by Walter Scott III, a director
at
on
in the presence of:
/s/ Jonathan Payne	Witness

Jonathan Payne	Full Name

18 Harcourt	Address

Wraysbury Staines

Ncc Admin	Occupation

SIGNED by Paul Goodridge
at	/s/ Paul Goodridge
on	The Executive
in the presence of:

/s/ Roger Miguel	Witness

Roger Miguel	Full Name

17 The Circle	Address

G073JP

Technical Support Manager	Occupation

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THE SCHEDULE

1.                                      Salary and Bonus

1.1.                              The Executive’s salary is £230,000 per annum.  This will be paid net of deduction of tax and National Insurance contributions monthly in arrears into the Executive’s bank account nominated for that purpose.

1.2.                              The salary shall be reviewed annually by the Compensation Committee.

1.3.                              During the continuance of the Appointment the Executive may also be paid in respect of each financial year such additional remuneration by way of bonus of up to 50% of the basic salary actually earned by the Executive in that financial year by reference to rules to be determined by the Board from time to time, subject to alteration at the absolute discretion of the Board, provided that the application of such rules might result in no bonus being payable in respect of a particular financial year. For the avoidance of doubt, the Executive shall only be entitled to a time-apportioned bonus (if any) if and to the extent he has not been employed throughout the whole of the relevant financial year of the Company or if his employment terminates for any reason or he is under notice of termination (whether given by the Executive or the Company) at or prior to the date when a bonus might otherwise have been payable.

1.3.1.

2.                                      Holidays

The Executive shall in addition to normal public holidays in England and Wales be entitled to 24 working days’ paid holiday in any calendar year to be taken at such time or times as the Company may approve.  The holiday year runs from [1 January] to [31 December]. Holiday entitlement in any calendar year is not capable of being carried forward to the next calendar year save for a total of 4 days which may be carried forward to the following year and must be taken before the end of January of such following year.  On notice being served by either party to terminate the Appointment, the Company can require that holiday entitlement accrued to the date of termination be taken during the notice period or a payment made in lieu of such entitlement. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave. The Executive hereby agrees to repay to the Company on demand any payment in

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respect of days taken as holiday not accrued to the date of termination.  No holiday entitlement or entitlement to pay in lieu thereof will arise on termination of the Appointment under Clause 10.1 of this Agreement.  Neither Saturday nor Sunday shall be regarded as a working day.

3.                                      Pension scheme

3.1.                              Subject to the rules for the time being applicable and, in particular, to any qualifying period, the Executive shall be entitled to continue membership or become a member (as the case may be), and (subject to the Company’s rights in terms of the rules of any such scheme to terminate or restrict or modify such scheme) during the continuance of the Appointment to remain, a member of, the Company’s pension scheme, known as HSBC stakeholder pension scheme, or any other executive, senior or other pension scheme which might be applicable to him (in particular a Standard Life scheme), provided that, in any event, he shall not unless the Company shall have agreed otherwise be entitled to membership of more than one scheme.

3.2.                              The Company will pay into a pension scheme nominated by the Executive each year during the Appointment an amount equal to 5% of the Executive’s basic gross salary. There is no contracting out certificate in relation to the employment.

4.                                      Health and medical insurance and benefits upon death

4.1.                              The Company shall, subject to the Executive complying with any applicable requirements of the relevant insurers and to the terms of paragraph 4.5, offer a permanent health insurance policy on behalf of the Executive to provide for full or partial payment of the Executive’s salary, as the case may be under the terms of such insurance, as at the date of his being certified as unfit for work and in the event of any termination of employment under Clause 10.1.1 shall continue to comply with the terms of such policy so as not to prejudice the payment of any benefits to the Executive under such policy in connection with the Executive’s incapacity.  Copies or details of the rules applicable to such permanent health insurance policy will be made available to the Executive on application to GFI’s VP of HR.

4.2.                              Subject to paragraph 4.5, the Company shall pay the premiums for the provision of private medical health insurance for the Executive, his spouse and his children (if any) under the age of 18.

4.3.                              Subject to the Executive passing or having passed any required medical examination and the terms of paragraph 4.5, the Company shall maintain an appropriate insurance policy relating to the Executive to provide for payment (in the event of the Executive’s death) of a sum as

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provided under the insurance coverage obtained by the Company.

4.4.                              The Executive shall submit to such medical examinations as may reasonably be required by the Company’s board and/or the insurers under the policies referred to in this paragraph 4 from time to time, such medical examinations to be carried out by a registered medical practitioner nominated by the Company’s board.  The Executive hereby irrevocably authorises and gives his consent, for the purposes of section 3 of the Access to Medical Reports Act 1988, to such medical practitioner to disclose to the Company’s board and/or the insurers under the policies referred to in this paragraph 4 the results of such examination and such other relevant medical information as the Company’s board may reasonably require and to discuss any matter arising from such examination with an authorised representative of the Company’s board. Copies of any reports made and information provided to the Company’s board and/or such insurers in terms of this paragraph 5 shall be made available to the Executive. The fees and expenses incurred in the provision of such medical examination and obtaining of such medical information shall be borne by the Company.

4.5.                              The Executive shall only receive payment or benefit under any scheme provided pursuant to paragraphs 4.1 to 4.3 where the conditions of entitlement laid down by the relevant insurer are satisfied and, for the avoidance of doubt, the Company shall be under no obligation to pay benefits where the relevant insurer does not agree to pay under a claim made by or on behalf of the Employee.

5.                                      Absence due to sickness or injury

5.1.                              In respect of any absence from business due to sickness or injury lasting more than 3 consecutive days but less than 7 days the Executive shall complete and send to GFI’s VP of HR, an absence record form, in such format as the Company may reasonably require. The Company shall supply the form to the Executive.  In respect of any absence lasting 7 consecutive days or more, the Executive shall send to GFI’s VP of HR a statement of his sickness or injury signed by a registered medical practitioner.

5.2.                              Without prejudice to the Company’s rights under Clause 10.1, during any period of absence from work due to sickness or injury the Executive (after compliance with paragraph 5.1 above) shall, subject to paragraph 5.3 below, be paid in full for the first twenty-six consecutive weeks of such absence and at the rate of half of the Executive’s salary for the next 26 consecutive weeks and thereafter the Executive shall not be entitled to a salary during any period of absence OR may at the Company’s absolute discretion be paid such amount of salary for such period of absence as determined by the Board.

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5.3.                              There shall be deducted from any remuneration payable to the Executive in terms of paragraph 5.2:

5.3.1.                     the amount of any state income or disability benefit or allowance which he is entitled to claim in consequence of such illness or injury (whether such state benefit or allowance is received or not);

5.3.2.                     any sums which the Executive is entitled to receive by way of compensation for loss of earnings from a third party in relation to the circumstances of his absence from business; and

5.3.3.                     any sums received by the Executive under any private health insurance scheme or long term disability insurance or similar scheme for the time being operated by the Company or any Group Company.

5.4.                              The provisions of this paragraph 6 are without prejudice to the Executive’s entitlement to Statutory Sick Pay in accordance with the Social Security Contribution and Benefits Act 1992, provided that any payment made under this Agreement in respect of a day of sickness will count towards the Executive’s Statutory Sick Pay payment for that day.  Monday to Friday (inclusive) in each week shall be qualifying days for the purposes of the Social Security Contribution and Benefits Act 1992.

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